Exhibit 99.2

Interline Brands Announces Closing of Senior Subordinated Notes Offering and New ABL Facility

Jacksonville, Florida (November 16, 2010) - Interline Brands, Inc., a New Jersey Corporation (the "Company") and a wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation (NYSE: IBI), announced today that it has closed its previously announced offering of 7.00% Senior Subordinated Notes due 2018 and its new $225 million senior secured asset-based credit facility.

The Company used the net proceeds from the issuance of the notes, together with cash on hand, to repay the indebtedness under its existing credit facility, to purchase $135.6 million of its outstanding 8 1/8% Senior Subordinated Notes due 2014 pursuant to a cash tender offer and consent solicitation and to pay related fees and expenses.

The notes were issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations products to a diversified customer base made up of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

CONTACT: Interline Brands, Inc.

Lev Cela

904-421-1441